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                                                                    EXHIBIT 23.2

                              CONSENT OF KPMG LLP

The Board of Directors
Motorola, Inc.:

    We consent to the incorporation by reference in the registration statement on Form S-3 of CTS Corporation of our report dated February 24, 1999, with respect to the combined balance sheets of the Component Products Division of Motorola, Inc. as of December 31, 1997 and 1998, and the related combined statements of operations and division equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report is included in the Form 8-K/A of CTS Corporation dated May 12, 1999, and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/KPMG LLP

Chicago, Illinois
November 5, 1999